[BELL LOGO]	[News release]
For Immediate Release

Bell announces offering of MTN Debentures

MONTRÉAL, March 19, 2013 – Bell Canada (Bell) today announced the public offering of Cdn $1,000,000,000 of MTN Debentures pursuant to its medium term notes (MTN) program. The 3.35% MTN Debentures, Series M-26, will be dated March 22, 2013, will mature on March 22, 2023 and will be issued at a price of Cdn $99.831 per $100 principal amount for a yield to the investor of 3.370% per annum compounded semi-annually. The Series M-26 MTN Debentures will be fully and unconditionally guaranteed by BCE Inc. (TSX, NYSE: BCE).

The net proceeds of this offering are intended to be used for general corporate purposes, including the repayment of outstanding commercial paper and funding a portion of the cost of BCE Inc.’s pending acquisition of Astral Media Inc., which remains subject to approval by the Canadian Radio-television and Telecommunications Commission (CRTC).

The Series M-26 MTN Debentures are being offered in all provinces of Canada and in the United States to institutional investors that satisfy applicable state registration exemptions through a syndicate of agents. Closing of the offering is expected to occur on March 22, 2013.

There shall be no offer, solicitation or sale of securities of Bell in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Series M-26 MTN Debentures are being issued pursuant to a Short Form Base Shelf Prospectus dated August 15, 2011 and a Prospectus Supplement dated June 13, 2012. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada and with the SEC in the United States. A copy of the pricing supplement, the accompanying prospectus supplement and prospectus for the offering may be obtained from the Investor Inquiries contact listed below.

About Bell
Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media. Bell is wholly owned by Montréal’s BCE Inc. (TSX, NYSE: BCE). For more information, please visit Bell.ca.

The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the use of the net proceeds of such sale and BCE’s pending acquisition of Astral. Such forward-looking statements are subject to important risks, uncertainties and assumptions and, accordingly, the results or events predicted in these forward-looking statements may differ materially from actual results or events. The timing and completion of the proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. In addition, BCE’s pending acquisition of Astral is subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, approval by the CRTC. Accordingly, there can be no assurance that the proposed sale of MTN Debentures or the pending acquisition of Astral will occur or that any other forward-looking statement will materialize. The forward-looking statements contained in this news release are made as of the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statement contained in this news release whether as a result of new information, future events or otherwise.

Media inquiries:
Jean Charles Robillard
Bell Communications
(514) 870-4739
jean—charles.robillard@bell.ca

Investor inquiries:
Richard Bengian
BCE Investor Relations
(514) 786-8219
richard.bengian@bell.ca